Exhibit 99.1

NEWS RELEASE *FOR IMMEDIATE RELEASE*	**Contact:** **Income Opportunity Realty Investors, Inc.** **Investor Relations** **(800) 400-6407** **investor.relations@incomeopp-realty.com**

Income Opportunity Realty Investors, Inc. Reports Second Quarter 2013 Results

DALLAS (August 14, 2013) Income Opportunity Realty Investors, Inc. (NYSE MKT: IOT), a Dallas-based real estate investment company, today reported results of operations for the second quarter ended June 30, 2013. IOT announced today that the Company reported net income applicable to common shares of $646,000 or $0.15 per diluted earnings per share for the period ended June 30, 2013, as compared to net income applicable to common shares of $998,000 or $0.024 per diluted earnings per share for the same period ended 2012.

Our primary business is investing in real estate and mortgage receivables. Land held for development or sale is our sole operating segment and as of June 30, 2013, our land consisted of approximately 170 acres of land located in Dallas, Texas. The principal source of revenue for the Company is interest income on over $25.4 million of note receivables due from related parties.

Interest income was $1.4 million for the three months ended June 30, 2013. This represents a decrease of $0.3 million as compared to the prior period interest income of $1.7 million. The majority of the decrease is due to the cash received on one of the surplus cash flow notes from Unified Housing Foundation, Inc., in the prior period. These were refinance proceeds received which allowed for the recognition of previously deferred interest income. This decrease was offset by an agreement made on January 1, 2013, where the Company extended the maturity on the surplus cash flow notes receivable from UHF for an additional term of five years in exchange for the early termination of the preferred interest rate. The original notes gave a five-year period of preferred interest rate at 5.25%, before returning to the original note rate of 12.0%.

General and administrative expenses were $261,000 for the three months ended June 30, 2013. This represents an increase of $54,000, as compared to the prior period general and administrative services of $207,000. The increase was primarily due to an increase in the cost reimbursements to our Advisor and professional fees, offset by a decrease in the net income fee due to our Advisor.

Mortgage and loan interest was $294,000 for the three months ending June 30, 2013. This represents an increase of $17,000 as compared to the prior period mortgage and loan interest expense of $277,000. The lender for the Mercer/Travelers land mortgage was applying 100% of the monthly debt service to principal until the October 2012 extension of the forbearance agreement. The lender reallocated the payments to accrued interest, thereby changing the amount of interest owed. We corrected our accruals to represent the change in allocation between principal and interest made by the lender, thereby increasing the principal balance and the interest due going forward.

About Income Opportunity Realty Investors, Inc.

Income Opportunity Realty Investors, Inc., a Dallas-based real estate investment company, holds a portfolio of equity real estate in Texas, including undeveloped land. The Company invests in real estate through direct equity ownership and partnerships. For more information, visit the Company's website at www.incomeopp-realty.com.

INCOME OPPORTUNITY REALTY INVESTORS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2013	2012	2013	2012
	(dollars in thousands, except share and per share amounts)
Revenues:
Rental and other property revenues	$-	$-	$-	$-

Expenses:
Property operating expenses (including $10 and $14 for the three months and $24 and $43 for the six months ended 2013 and 2012 respectively from related parties)	9	14	23	45
General and administrative (including $123 and $117 for the three months and $222 and $200 for the six months ended 2013 and 2012 respectively from related parties)	261	207	449	360
Advisory fee to related party	207	205	412	402
Total operating expenses	477	426	884	807
Operating loss	(477)	(426)	(884)	(807)

Other income (expense):
Interest income from related parties	1,417	1,713	2,824	2,896
Mortgage and loan interest	(294)	(277)	(581)	(552)
Earnings from unconsolidated subsidiaries and investees	-	(12)	-	(23)
Total other income	1,123	1,424	2,243	2,321
Income from continuing operations before tax	646	998	1,359	1,514
Income tax expense	-	-	(6)	(3)
Net income from continuing operations	646	998	1,353	1,511
Discontinued operations:
Loss from discontinued operations	-	-	(18)	(9)
Loss on the sale of real estate from discontinued operations	-	-	-	-
Income tax benefit from discontinued operations	-	-	6	3
Net loss from discontinued operations	-	-	(12)	(6)
Net income	646	998	1,341	1,505

Earnings per share - basic
Income from continuing operations	$0.15	$0.24	$0.32	$0.36
Loss from discontinued operations	-	-	-	-
Net income applicable to common shares	$0.15	$0.24	$0.32	$0.36

Earnings per share - diluted
Income from continuing operations	$0.15	$0.24	$0.32	$0.36
Loss from discontinued operations	-	-	-	-
Net income applicable to common shares	$0.15	$0.24	$0.32	$0.36

Weighted average common share used in computing earnings per share	4,168,214	4,168,214	4,168,214	4,168,214
Weighted average common share used in computing diluted earnings per share	4,168,214	4,168,214	4,168,214	4,168,214

INCOME OPPORTUNITY REALTY INVESTORS, INC.
CONSOLIDATED BALANCE SHEETS
(unaudited)
	June 30,	December 31,
	2013	2012
	(dollars in thousands, except share and par value amounts)
Assets
Real estate land holdings, at cost	$24,511	$24,511
Total real estate	24,511	24,511

Notes and interest receivable from related parties	27,560	27,002
Less allowance for doubtful accounts	(1,826)	(1,826)
Total notes and interest receivable	25,734	25,176

Cash and cash equivalents	13	2
Receivable and accrued interest from related parties	58,823	58,534
Other assets	1,855	1,283
Total assets	$110,936	$109,506

Liabilities and Shareholders’ Equity
Liabilities:
Notes and interest payable	$28,399	$28,508
Deferred gain (from sales to related parties)	5,127	5,127
Accounts payable and other liabilities	347	149
	33,873	33,784
Commitments and contingencies:
Shareholders’ equity:
Common stock, $0.01 par value, authorized 10,000,000 shares; issued 4,173,675 shares in 2013 and 2012	42	42
Treasury stock at cost, 5,461 shares in 2013 and 2012	(39)	(39)
Paid-in capital	61,955	61,955
Retained earnings	15,105	13,764
Total shareholders' equity	77,063	75,722
Total liabilities and shareholders' equity	$110,936	$109,506